EXHIBIT 99.1


                         [WORLD KITCHEN LOGO OMITTED]



Contact:
Douglas Arnold
World Kitchen, Inc.
Tel: (703) 456-4700



               WORLD KITCHEN COMPLETES TENDER OFFER AND CONSENT
                SOLICITATION FOR 12% SENIOR SUBORDINATED NOTES

            -- Debt Reduced by More Than 60% Since January 2003 --


RESTON, VA, June 18, 2004 - WKI Holding Company, Inc. (World Kitchen), which operates principally through its subsidiary World Kitchen, Inc., announced that, on June 17, 2004, it successfully completed the tender offer and consent solicitation through which it repaid $113.5 million of its 12% Senior Subordinated Notes due 2010, which had an original principal amount of $123.2 million. World Kitchen now has eliminated more than 60% of its funded debt since January 2003, reducing it from approximately $365 million to $140 million.

As a result of its debt reduction efforts, World Kitchen has lowered its annual interest expense by over $19 million, and has no borrowings outstanding under its $75 million revolving credit facility. World Kitchen's financial leverage as of the completion of the tender offer is expected to be slightly above 50%, as measured by debt to total capitalization and adjusted to reflect the reduction in funded debt.

The tender offer for the Senior Subordinated Notes was funded using the proceeds of World Kitchen's recently completed sale of its OXO International business. This transaction, which permits World Kitchen to sharpen its focus on its portfolio of well-known brands, is just one of several initiatives World Kitchen has taken to improve its financial position over the past 18 months.

James A. Sharman, President and Chief Executive officer of World Kitchen, said: "I am pleased that we are another step closer to realizing World Kitchen's full potential in the kitchen housewares market. Our goal has been to position World Kitchen to grow profitably over the long term. We have successfully paid down World Kitchen's most expensive debt thereby lowering our annual interest payments significantly and freeing up cash flow. Now that we have achieved these important objectives, we can focus our resources on the growth and development of World Kitchen's brands."

The tender offer commenced May 18, 2004 and expired on June 16, 2004 with strong participation of more than 92% of the Senior Subordinated Notes tendered.

World Kitchen continues to be a privately held company. As of the completion of the tender offer, World Kitchen is no longer obligated to and will cease filing reports with the Securities and Exchange Commission.


About World Kitchen, Inc.
Headquartered in Reston, Virginia, World Kitchen and its affiliates manufacture and market glass, glass ceramic and metal cookware, bakeware, tabletop products and cutlery sold under well-known brands including CorningWare(R), Pyrex(R), Corelle(R), Revere(R), EKCO(R), Baker's Secret(R), Magnalite(R), Chicago Cutlery(R), and OLFA(R). The Company employs approximately 2,900 people, and has major manufacturing and distribution operations in the United States, Canada and Asia-Pacific. For more information, please visit www.worldkitchen.com.